UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported): January 7, 2009

Chico’s FAS, Inc.
(Exact Name of Registrant as Specified in its Charter)

0-21258	59-2389435

(Commission File Number)	(IRS Employer Identification No.)

11215 Metro Parkway, Fort Myers, Florida	33966

(Address of Principal Executive Offices)	(Zip code)
(239) 277-6200
(Registrant’s Telephone Number, Including Area Code)
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry Into A Material Definitive Agreement.
     In connection with the transition in management described in Item 5.02, on January 7, 2009, Chico’s FAS, Inc. (the “Company”) entered into an oral consulting agreement with Verna K. Gibson, a member of the Board of Directors of the Company. Pursuant to the oral agreement, Ms. Gibson will provide consulting services for a period of three months pertaining to areas of the Company’s operations, including merchandising, in which she has background and expertise. In connection therewith, the Company will make three monthly payments of $30,000 to Ms. Gibson.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     (b) On January 7, 2009, Scott A. Edmonds resigned as President and Chief Executive Officer of the Company, Chairman of the Board of Directors and as a director, effective January 7, 2009. Mr. Edmonds’ resignation was not the result of any disagreement with the Company on any matter related to the Company’s operations, policies or practices.
     In connection with Mr. Edmonds’s retirement and resignation, Mr. Edmonds and the Company have entered into a letter agreement and release, dated January 7, 2009, which provide for separation pay and certain other benefits.
     Pursuant to the terms of the letter agreement, the Company will pay Mr. Edmonds an aggregate sum of $4,376,000, less appropriate deductions, six months and one day following the date of Mr. Edmonds’s separation from the Company (the date of such separation, the “Separation Date”). Mr. Edmonds is also entitled to receive a pro rata bonus, to the extent one would otherwise be payable to him, for the bonus period ending January 31, 2009, to be paid if and when fiscal year 2008 bonuses are paid to other executives of the Company. Mr. Edmonds’s options to purchase shares of the Company’s common stock previously granted to him pursuant to the Company’s Omnibus Stock and Incentive Plan shall become fully vested and exercisable as of the eighth day following the execution of the release referred to below (the “Effective Date”), and all of Mr. Edmonds’s stock options will remain exercisable until the earlier of the ninetieth (90th) day following the Separation Date or the original expiration date of such options. In addition, a total of 76,667 shares of restricted stock previously granted to Mr. Edmonds will vest on the Effective Date. Mr. Edmonds will also be entitled to receive vested amounts payable to him under the Company’s 401(k) plan and other retirement and deferred compensation plans in accordance with the terms of such plans and applicable law. Further, the Company will continue to provide Mr. Edmonds and his dependents with medical coverage for two years following the Separation Date. Under the terms of the letter agreement, Mr. Edmonds in turn provided a general release of claims against the Company and agreed to be reasonably available to the Company, through March 31, 2009, to provide reasonable transition assistance to the Company, and to continue to be bound by certain disclosure and confidentiality obligations. Furthermore, Mr. Edmonds will be subject to certain noncompetition and nonsolicitation obligations for a period of two years following his termination of employment.

     The foregoing description of the letter agreement and release does not purport to be complete and is qualified in its entirety by reference to the full text of such agreement, a copy of which is filed as Exhibit 10.1 to this Report and is incorporated by reference herein.
     (c) Upon the resignation of Mr. Edmonds, the Company appointed David F. Dyer President and Chief Executive Officer effective January 7, 2009. Mr. Dyer, 59, has been a director of the Company since 2007 and is the former President and Chief Executive Officer of Tommy Hilfiger Corporation, where he served from August 2003 until his retirement in May 2006. Mr. Dyer will remain a member of the Company’s Board of Directors.
     In connection with his appointment as President and Chief Executive Officer, Mr. Dyer entered into a letter agreement with the Company, which provides for an annual salary and certain other benefits.
     Pursuant to the letter agreement, Mr. Dyer’s base salary is $950,000 annually. Additionally, Mr. Dyer will be awarded 600,000 non-qualified stock options, of which 200,000 will have an exercise price equal to the closing price of the Company’s stock on the grant date, 200,000 will have an exercise price equal to 125% of the closing price of the Company’s stock on the grant date and 200,000 will have an exercise price of 150% of the closing price of the Company’s stock on the grant date. The options will vest over a three-year period, with one-third of each tranche vesting each year on the anniversary of the grant date, and have a seven-year term. Unless the Board of Directors determines otherwise, Mr. Dyer will not be granted any additional options for three years. Mr. Dyer is also eligible for an annual bonus ranging from 0% to 175% of his base salary, contingent upon the achievement of certain performance measures and goals that are set annually by the Company’s Compensation and Benefits Committee. Additionally, Mr. Dyer is eligible to earn shares of the Company’s common stock, contingent upon the achievement of certain performance measures and goals over a three-year period as determined by the Company’s Compensation and Benefits Committee. Mr. Dyer is also eligible to participate in the Company’s comprehensive benefits program, which includes a group medical insurance and life insurance plans, a 401(k) plan and the Company’s Deferred Compensation Plan.
     If Mr. Dyer’s employment is terminated within the first year of his employment without “Cause” (as defined within the letter agreement), Mr. Dyer would generally be entitled to receive, among other benefits, payments equal to the sum of two times his base salary and target bonus, payable in monthly installments over two years, subject to the execution of a general release of claims against the Company. If termination without Cause occurs after the first year of Mr. Dyer’s employment, Mr. Dyer would generally be entitled to receive, among other benefits, payments equal to the sum of his base salary and target bonus, payable in monthly installments over one year, subject to the execution of a general release of claims against the Company. In the event of a “Change in Control” (as defined within the letter agreement) that results in Mr. Dyer’s involuntary termination without Cause, or his voluntary termination with “Good Reason” (as defined within the letter agreement), Mr. Dyer would be entitled to receive, among other benefits, an amount equal to two times the sum of his base salary and the target bonus, payable in a lump sum, subject to the execution of a general release of claims against the Company.
     The foregoing description of the letter agreement with Mr. Dyer does not purport to be complete and is qualified in its entirety by reference to the full text of such agreement,

a copy of which is filed as Exhibit 10.2 to this Report and is incorporated by reference herein.

Item 7.01	Regulation FD Disclosure.
(a) Announcement of December Sales Results
     In its January 8, 2009 press release, the Company announced the sales results of the Company’s operations for the month of December.
     A copy of the press release is furnished as Exhibit 99.1 and is attached to this Report. The information presented therein shall not be deemed “filed” for purposes of Section 18 of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject the Company to liability pursuant to that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended (the “Securities Act”) or the Exchange Act, except as expressly stated by specific reference in such a filing.
(b) Investor Relations Call
     On January 8, 2009, the Company made a recorded investor presentation available to the public via the Company’s investor relations telephone line regarding the retirement and resignation of Scott A. Edmonds, the appointment of David F. Dyer as President and Chief Executive Officer, and the Company’s December sales results. The recorded investor presentation will remain available via the investor relations line for approximately four weeks.
     A copy of the transcript of the recorded message is furnished as Exhibit 99.2 and is attached to this Report. The information presented therein shall not be deemed “filed” for purposes of Section 18 of the Exchange Act, or otherwise subject the Company to liability pursuant to that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act or the Exchange Act, except as expressly stated by specific reference in such a filing.

Item 8.01	Other Events.
     The Company announced in its January 8, 2009 press release that Ross E. Roeder, who had been the Lead Director of the Company, assumed the role of Non-Executive Chairman of the Board. In light of the fact that the Chairman of the Board of the Company is independent, the Company will not have a separate Lead Director.

Item 9.01.	Financial Statements and Exhibits.
(d) Exhibits.

10.1	Letter Agreement and Release, dated as of January 7, 2009, between Chico’s FAS, Inc. and Scott A. Edmonds.

10.2	Letter Agreement, dated as of January 7, 2009, between Chico’s FAS, Inc. and David F. Dyer.

99.1	Chico’s FAS, Inc. Press Release, dated January 8, 2009.

99.2	Transcript of recorded investor presentation made by Chico’s FAS, Inc. on January 8, 2009.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CHICO’S FAS, INC.
By:	/s/ Kent A. Kleeberger
	Name:	Kent A. Kleeberger
	Title:	Executive Vice President — Finance, Chief Financial Officer and Treasurer

Dated: January 8, 2009

INDEX TO EXHIBITS

Exhibit No.	Description

10.1	Letter Agreement and Release, dated as of January 7, 2009, between Chico’s FAS, Inc. and Scott A. Edmonds.

10.2	Letter Agreement, dated as of January 7, 2009, between Chico’s FAS, Inc. and David F. Dyer.

99.1	Chico’s FAS, Inc. Press Release, dated January 8, 2009.

99.2	Transcript of recorded investor presentation made by Chico’s FAS, Inc. on January 8, 2009.